Exhibit 99.1
Penn Virginia Reports First Quarter 2020 Results
--- Generated Net Cash Provided by Operating Activities of $72.5 Million and Free Cash Flow of $10.5 Million for the First Quarter 2020 ---

HOUSTON, May 7, 2020 (GLOBE NEWSWIRE) -- Penn Virginia Corporation (“Penn Virginia” or the “Company”) (NASDAQ:PVAC) today announced its financial and operational results for the first quarter 2020.

Recent Significant Highlights

•Generated net cash provided by operating activities of $72.5 million and free cash flow (“FCF”)(1) of $10.5 million for the first quarter of 2020 and expects to generate significant FCF(1) for 2020;

•Produced 20,665 barrels of oil per day (“BOPD”) and 26,740 barrels of oil equivalent per day (“BOEPD”) in the first quarter of 2020;

•Reported net income of $163.1 million, or $10.76 per diluted share, and adjusted net income(2) of $28.6 million, or $1.89 per diluted share, for the first quarter of 2020;

•Generated adjusted EBITDAX(3) of $78.6 million for the first quarter of 2020;
•
•Halted all drilling and completion activity in early April of 2020;

•Anticipate curtailing approximately 12,600 BOEPD of its production in May 2020; and

•Recorded a mark-to-market value of the Company’s commodity hedge position of approximately $138 million as of May 6, 2020.

John A. Brooks, President and Chief Executive Officer of Penn Virginia commented, “Given the unprecedented situation facing the entire industry, Penn Virginia has taken proactive steps to protect our financial position and manage our operations. These actions include early completion of our borrowing base redetermination, halting all drilling and completion activity, and curtailing a portion of our current production. We came into this environment with attractive leverage, a low-cost structure, and a strong hedge position, all of which create significant financial flexibility and allows us to focus on shareholder returns. We’ve since bolstered that hedge book so that it is comprised of a significant amount of ‘Put’ positions in the second and third quarters of 2020, over and above our expected production. These incremental puts are designed to create significant protection for the Company and additional free cash flow in a declining oil price environment but also allow for strong participation in the upside of a rising oil price environment. We have already realized the benefits of our initial hedges, which allowed us to generate free cash flow in the first quarter and expect, at current strip prices, that we will produce significant free cash flow in 2020. This position allows us to aggressively pay down our debt while prices are low, but stand ready to re-engage development operations as soon as prices recover to justify our well returns. In all cases, we remain focused on capital discipline and cash on cash returns for our shareholders.

First Quarter 2020 Operating Results

Total production increased approximately 10% from the first quarter of 2019 to 2.433 million barrels of oil equivalent (“MMBOE”), or 26,740 BOEPD (77% crude oil). During the first quarter of 2020, the Company spud 12 gross (10.2 net) wells and turned to sales 13 gross (11.0 net) wells. Currently, Penn Virginia has eight drilled but uncompleted wells.

First Quarter 2020 Financial Results

Operating expenses were $70.1 million, or $28.80 per barrel of oil equivalent (“BOE”), in the first quarter of 2020. Total cash direct operating expenses, which consist of lease operating expenses (“LOE”), gathering, processing, and transportation (“GPT”) expenses, production and ad valorem taxes, and cash general and administrative (“G&A”) expenses, were $28.5 million, or $11.71 per BOE, in the first quarter of 2020. Total G&A expenses for the first quarter of 2020 were $2.97 per BOE, which included $0.9 million of non-cash share-based compensation. For the first quarter of 2020, adjusted cash G&A expenses(4), which excludes non-cash share-based compensation, were $2.62 per BOE. LOE was $4.33 per BOE for the first quarter of 2020.

Exhibit 99.1
Net income for the first quarter of 2020 was $163.1 million, or $10.76 per diluted share, compared to a net loss of $38.7 million, or $2.56 per share, in the first quarter of 2019. Adjusted net income(2) was $28.6 million, or $1.89 per diluted share, in the first quarter of 2020 versus $28.3 million, or $1.86 per diluted share in the first quarter of 2019.

Adjusted EBITDAX(3) was $78.6 million in the first quarter of 2020, compared to $77.7 million in the first quarter of 2019.

Balance Sheet and Liquidity

During the first quarter of 2020, the Company incurred $79.2 million of capital expenditures, of which 96% was associated with drilling and completion capital.
As previously stated, the Company completed its borrowing base redetermination under its revolving credit facility, and the borrowing base was reduced to $400 million as of April 30, 2020. Effective July 1, 2020, the borrowing base will be further reduced to $375 million, and from October 1, 2020 through the fall 2021 redetermination, the Company must maintain at least $25 million of available capacity under its revolving credit facility. The Company expects to generate significant cash flow in 2020 at current strip pricing and therefore expects to have sufficient liquidity to conduct operations and significantly reduce borrowings under its revolving credit facility. As of March 31, 2020, the Company had a net debt to LTM Adjusted EBITDAX ratio of approximately 1.6x(5).

As of May 7, 2020, the Company had approximately $59 million of liquidity, comprised of about $39 million of cash on hand, and approximately $20 million available under the revolving credit facility.

Acreage and Drilling Inventory

As of March 31, 2020, the Company had approximately 99,300 gross (86,600 net) acres. Approximately 92% of Penn Virginia’s acreage is held by production.

Penn Virginia had an estimated 490 gross (433 net) drilling locations at March 31, 2020, of which 100% are Company-operated. The Company’s estimated net treatable lateral length was 2.6 million feet on March 31, 2020.

First Quarter 2020 Conference Call

A conference call and webcast discussing first quarter 2020 financial and operational results is scheduled for Friday, May 8, 2020 at 10:00 a.m. ET. Prepared remarks will be followed by a question and answer period. Investors and analysts may participate via phone by dialing (844) 707-6931 (international: (412) 317-9248) five to 10 minutes before the scheduled start time, or via webcast by logging on to the Company’s website, www.pennvirginia.com, at least 15 minutes prior to the scheduled start time to download supporting materials and install any necessary audio software.

An on-demand replay of the webcast will be available on the Company’s website beginning shortly after the webcast. The replay will also be available from May 8, 2020 through May 15, 2020, by dialing (877) 344-7529 (international (412) 317-0088) and entering the passcode 10143439.

About Penn Virginia Corporation

Penn Virginia Corporation is a pure-play independent oil and gas company engaged in the development and production of oil, natural gas liquids, or NGLs, and natural gas, with operations in the Eagle Ford shale in south Texas. For more information, please visit our website at www.pennvirginia.com. The information on the Company’s website is not part of this release.

Cautionary Statements Regarding Guidance

The estimates and guidance presented in this release are based on assumptions of current and future capital expenditure levels, prices for oil, natural gas, and NGLs, indications of supply and demand for oil, well results, and operating costs. The guidance provided in this release does not constitute any form of guarantee or assurance that the matters indicated will be achieved. While we believe these estimates and the assumptions on which they are

Exhibit 99.1
based are reasonable as of the date on which they are made, they are inherently uncertain and are subject to, among other things, significant business, economic, operational, and regulatory risks, and uncertainties, some of which are not known as of the date of the statement. Guidance and estimates, and the assumptions on which they are based, are subject to material revision. Actual results may differ materially from estimates and guidance. Please read the “Forward-Looking Statements” section below, as well as “Risk Factors” in our annual report on Form 10-K, which are incorporated herein.

Forward-Looking Statements

This communication contains certain “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements regarding future financial or operating performance and other statements that are not historical facts are forward-looking statements, and such statements include, words such as “anticipate,” “forward,” “outlook,” “expects,” “intends,” “plans,” “believes,” “future,” “potential,” “may,” “possible,” “should,” “would,” “could,” “allow,” “designed” and variations of such words or similar expressions, including the negative thereof, to identify forward-looking statements. Because such statements include assumptions, risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: our ability to realize the desired benefits of hedges and predict commodity price changes; the effect of commodity and financial derivative arrangements with other parties, and counterparty risk related to the ability of these parties to meet their future obligations; any further decline in, sustained depression in and volatility of expected and realized commodity prices for oil, NGLs, and natural gas; our ability to comply with our credit agreement and maintain or increase our borrowing base; our liquidity; the uncertainties inherent in projecting future rates of production for our wells and the extent to which actual production differs from that estimated in our proved oil and gas reserves; actions by third parties, including suppliers and customers; the impact of the COVID-19 pandemic, the related economic downturn and the related substantial decline in demand for oil and natural gas; and other risks set forth in our filings with the SEC. Strip pricing is a forecast that speaks only as of the date published and is not necessarily indicative of actual or realized prices, which may be materially different. Additional information concerning these and other factors can be found in our press releases and public filings with the SEC. Many of the factors that will determine our future results are beyond the ability of management to control or predict. The unprecedented nature of the current pandemic and economic downturn makes it more difficult for management to determine risks and the magnitude of the impact of risks known or unknown to management. In addition, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The statements in this communication speak only as of the date of communication. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable law.

Footnotes
1)Free cash flow is a non-GAAP financial measure. Definitions of non-GAAP financial measures and reconciliations of non-GAAP financial measures to the closest GAAP-based financial measures appear at the end of this release.
2)Adjusted net income is a non-GAAP financial measure. Definitions of non-GAAP financial measures and reconciliations of non-GAAP financial measures to the closest GAAP-based financial measures appear at the end of this release.
3)Adjusted EBITDAX is a non-GAAP financial measure. Definitions of non-GAAP financial measures and reconciliations of non-GAAP financial measures to the closest GAAP-based financial measures appear at the end of this release.
4)Adjusted Cash G&A expense is a non-GAAP financial measure. Definitions of non-GAAP financial measures and reconciliations of non-GAAP financial measures to the closest GAAP-based financial measures appear at the end of this release.
5)Leverage Ratio is defined as Net Debt to LTM Adjusted EBITDAX. Net Debt and Adjusted EBITDAX are non-GAAP measures defined and reconciled at the end of this release.

Exhibit 99.1
PENN VIRGINIA CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
and SELECTED OPERATING STATISTICS - unaudited
(in thousands, except per share, production and price data)

	Three Months Ended
	March 31,	December 31,	March 31,
	2020	2019	2019
Revenues
Crude oil	$86,308	$115,252	$94,812
Natural gas liquids (NGLs)	1,893	3,993	5,548
Natural gas	2,690	3,951	4,277
Total product revenues	90,891	123,196	104,637
Gain (loss) on sales of assets, net	6	(113)	25
Other revenues, net	482	834	566
Total revenues	91,379	123,917	105,228
Operating expenses
Lease operating	10,532	9,854	11,004
Gathering, processing and transportation	5,444	6,260	3,929
Production and ad valorem taxes	6,154	7,385	5,692
General and administrative	6,374	4,330	6,027
Total cash direct operating expenses	28,504	27,829	26,652
Share-based compensation - equity classified awards	856	981	1,038
Depreciation, depletion and amortization	40,718	44,882	38,870
Total operating expenses	70,078	73,692	66,560
Operating income	21,301	50,225	38,668
Other income (expense)
Interest expense, net	(8,180)	(8,541)	(9,478)
Derivatives	151,119	(37,965)	(68,017)
Other, net	(8)	(19)	106
Income (loss) before income taxes	164,232	3,700	(38,721)
Income tax benefit (expense)	(1,138)	(401)	24
Net income (loss)	$163,094	$3,299	$(38,697)

Net income (loss) per share:
Basic	$10.76	$0.22	$(2.56)
Diluted	$10.76	$0.22	$(2.56)

Weighted average shares outstanding:
Basic	15,152	15,126	15,098
Diluted	15,160	15,131	15,098

	Three Months Ended
	March 31,	December 31,	March 31,
	2020	2019	2019
Production
Crude oil (MBbls)	1,881	2,043	1,652
NGLs (MBbls)	307	372	315
Natural gas (MMcf)	1,474	1,690	1,531
Total (MBOE)	2,433	2,697	2,222
Average daily production (BOEPD)	26,740	29,314	24,692

Prices
Crude oil ($ per Bbl)	$45.90	$56.40	$57.39
NGLs ($ per Bbl)	$6.16	$10.74	$17.60
Natural gas ($ per Mcf)	$1.83	$2.34	$2.79
Aggregate ($ per BOE)	$37.35	$45.68	$47.08

Prices - Adjusted for derivative settlements
Crude oil ($ per Bbl)	$54.15	$55.70	$56.37
Natural gas ($ per Mcf)	$1.90	$2.34	$2.79
Aggregate ($ per BOE)	$43.78	$45.15	$46.32

Exhibit 99.1
PENN VIRGINIA CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS - unaudited
(in thousands)

	March 31,	December 31,
	2020	2019
Assets
Current assets	$330,661	$88,339
Net property and equipment	1,160,559	1,120,425
Other noncurrent assets	17,727	9,474
Total assets	$1,508,947	$1,218,238

Liabilities and shareholders' equity
Current liabilities	208,955	129,274
Other noncurrent liabilities	23,049	13,191
Total long-term debt, net	592,624	555,028
Total shareholders' equity	684,319	520,745
Total liabilities and shareholders' equity	$1,508,947	$1,218,238

PENN VIRGINIA CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS - unaudited
(in thousands)

	Three Months Ended
	March 31,	December 31,	March 31,
	2020	2019	2019
Cash flows from operating activities
Net income (loss)	$163,094	$3,299	$(38,697)
Adjustments to reconcile net income to
net cash provided by operating activities:
Depreciation, depletion and amortization	40,718	44,882	38,870
Derivative contracts:
Net (gains) losses	(151,119)	37,965	68,017
Cash settlements, net	(269)	194	4,394
Deferred income tax expense	2,320	401	1,212
(Gain) loss on sales of assets, net	(6)	113	(25)
Non-cash interest expense	823	810	921
Share-based compensation (equity-classified)	856	981	1,038
Other, net	8	13	13
Changes in operating assets and liabilities	16,048	(12,677)	(6,484)
Net cash provided by operating activities	72,473	75,981	69,259
Cash flows from investing activities
Acquisitions, net	—	(560)	—
Capital expenditures	(62,015)	(71,010)	(86,486)
Proceeds from sales of assets, net	75	—	18
Net cash used in investing activities	(61,940)	(71,570)	(86,468)
Cash flows from financing activities
Proceeds from credit facility borrowings	46,000	14,000	12,000
Repayment of credit facility borrowings	(9,000)	(22,000)	(8,000)
Net cash provided by (used in) financing activities	37,000	(8,000)	4,000
Net increase (decrease) in cash and cash equivalents	47,533	(3,589)	(13,209)
Cash and cash equivalents - beginning of period	7,798	11,387	17,864
Cash and cash equivalents - end of period	$55,331	$7,798	$4,655

Exhibit 99.1
PENN VIRGINIA CORPORATION
CERTAIN NON-GAAP FINANCIAL MEASURES - unaudited

Readers are reminded that non-GAAP measures are merely a supplement to, and not a replacement for, or superior to financial measures prepared according to GAAP. They should be evaluated in conjunction with the GAAP financial measures. It should be noted as well that our non-GAAP information may be different from the non-GAAP information provided by other companies.

Special Note About Presentation
Effective with our reporting for the period ended March 31, 2020, and for future periods, the Company is changing the manner in which settlements from derivatives are presented in the Non-GAAP financial measures “Adjusted net income” and “Adjusted EBITDAX.” Previously, our presentations of such settlements were based upon the actual amount of cash paid or received during the periods presented. Because derivative financial instruments settle in cash during the month immediately following the month for which the underlying production is hedged, there exists a potential for confusion regarding our actual derivative-adjusted financial performance in the reporting period. In order to mitigate the potential for any confusion and to align our reporting with what we believe to be the dominant presentation methodology regarding such Non-GAAP financial metrics in our industry, we will present our oil derivative settlements in our Non-GAAP financial measures “Adjusted net income” and “Adjusted EBITDAX” on a realized basis whereby such settlements are matched to the periods for which the underlying production is hedged. We have applied the aforementioned presentation methodology to all prior periods presented herein

Reconciliation of GAAP “Net income” to Non-GAAP “Adjusted net income”
Adjusted net income is a non-GAAP financial measure that represents net income adjusted to include net realized settlements of derivatives and exclude the effects, net of income taxes, of non-cash changes in the fair value of derivatives, net gains and losses on the sales of assets, acquisition, divestiture and strategic transaction costs, other net items and income tax effect of adjustments. We believe that Non-GAAP adjusted net income and non-GAAP adjusted net income per share amounts provide meaningful supplemental information regarding our operational performance. This information facilitates management’s internal comparisons to the Company’s historical operating results as well as to the operating results of our competitors. Since management finds this measure to be useful, the Company believes that our investors can benefit by evaluating both non-GAAP and GAAP results. Adjusted net income non-GAAP is not a measure of financial performance under GAAP and should not be considered as a measure of liquidity or as an alternative to net income.

	Three Months Ended
	March 31,	December 31,	March 31,
	2020	2019	2019
	(in thousands, except per share amounts)
Net income (loss)	$163,094	$3,299	$(38,697)
Adjustments for derivatives:
Net losses (gains)	(151,119)	37,965	68,017
Realized settlements, net	15,699	(1,440)	(1,689)
(Gain) loss on sales of assets, net	(6)	113	(25)
Acquisition, divestiture and strategic transaction costs	—	—	724
Other, net	—	4	—
Income tax effect of adjustments	948	—	—
Adjusted net income	$28,616	$39,941	$28,330

Net income (loss), per diluted share	$10.76	$0.22	$(2.56)
Adjusted net income, per diluted share	$1.89	$2.64	$1.86

Exhibit 99.1
Reconciliation of GAAP “Net income” to Non-GAAP “Adjusted EBITDAX”
Adjusted EBITDAX represents net income before interest expense, income taxes, depreciation, depletion and amortization expense and share-based compensation expense, further adjusted to include the net realized settlements of derivatives and exclude the effects of gains and losses on sales of assets, non-cash changes in the fair value of derivatives, and special items including acquisition, divestiture, and strategic transaction costs and other items. We believe this presentation is commonly used by investors and professional research analysts for the valuation, comparison, rating, investment recommendations of companies within the oil and gas exploration and production industry. We use this information for comparative purposes within our industry. Adjusted EBITDAX is not a measure of financial performance under GAAP and should not be considered as a measure of liquidity or as an alternative to net income (loss). Adjusted EBITDAX as defined by Penn Virginia may not be comparable to similarly titled measures used by other companies and should be considered in conjunction with net income (loss) and other measures prepared in accordance with GAAP, such as operating income or cash flows from operating activities. Adjusted EBITDAX should not be considered in isolation or as a substitute for an analysis of Penn Virginia’s results as reported under GAAP.

	Three Months Ended			LTM Ended
	March 31,	December 31,	March 31,	March 31,
	2020	2019	2019	2020
	(in thousands, except per unit amounts)
Net income (loss)	$163,094	$3,299	$(38,697)	$272,380
Adjustments to reconcile to Adjusted EBITDAX:
Interest expense, net	8,180	8,541	9,478	34,513
Income tax (benefit) expense	1,138	401	(24)	3,299
Depreciation, depletion and amortization	40,718	44,882	38,870	176,417
Share-based compensation expense (equity-classified)	856	981	1,038	3,900
(Gain) loss on sales of assets, net	(6)	113	(25)	14
Adjustments for derivatives:
Net losses (gains)	(151,119)	37,965	68,017	(151,005)
Realized settlements, net	15,699	(1,440)	(1,689)	6,886
Adjustment for special items:
Acquisition, divestiture and strategic transaction costs	—	—	724	76
Other, net	—	4	—	232
Adjusted EBITDAX	$78,560	$94,746	$77,692	$346,712

Net income (loss) per BOE	$67.02	$1.22	$(17.41)	$26.36
Adjusted EBITDAX per BOE	$32.28	$35.13	$34.96	$33.56

Exhibit 99.1
Reconciliation of GAAP “Operating expenses” to Non-GAAP “Adjusted direct operating expenses and Adjusted direct operating expenses per BOE”
Adjusted direct operating expenses and adjusted direct operating expenses per BOE are a supplemental non-GAAP financial measure that excludes certain non-recurring expenses and non-cash expenses. We believe that the non-GAAP measure of Adjusted total direct operating expense per BOE is useful to investors because it provides readers with a meaningful measure of our cost profile and provides for greater comparability period-over-period.

	Three Months Ended
	March 31,	December 31,	March 31,
	2020	2019	2019
	(in thousands, except per unit amounts)
Operating expenses - GAAP	$70,078	$73,692	$66,560
Less:
Share-based compensation - equity-classified awards	(856)	(981)	(1,038)
Depreciation, depletion and amortization	(40,718)	(44,882)	(38,870)
Total cash direct operating expenses	28,504	27,829	26,652
Significant special charges:
Acquisition, divestiture and strategic transaction costs	—	—	(724)
Non-GAAP Adjusted direct operating expenses	$28,504	$27,829	$25,928
Total cash direct operating expenses per BOE	$11.71	$10.32	$11.99
Non-GAAP Adjusted direct operating expenses per BOE	$11.71	$10.32	$11.67

Exhibit 99.1
Reconciliation of GAAP “General and administrative expenses” to Non-GAAP “Adjusted cash general and administrative expenses”
Adjusted cash general and administrative expenses is a supplemental non-GAAP financial measure that excludes certain non-recurring expenses and non-cash share-based compensation expense. We believe that the non-GAAP measure of Adjusted cash general and administrative expenses is useful to investors because it provides readers with a meaningful measure of our recurring G&A expense and provides for greater comparability period-over-period.

	Three Months Ended
	March 31,	December 31,	March 31,
	2020	2019	2019
	(in thousands, except per unit amounts)
General and administrative expenses - direct	$6,374	$4,330	$6,027
Share-based compensation - equity-classified awards	856	981	1,038
GAAP General and administrative expenses	7,230	5,311	7,065
Less: Share-based compensation - equity-classified awards	(856)	(981)	(1,038)
Significant special charges:
Acquisition, divestiture and strategic transaction costs	—	—	(724)
Adjusted cash-based general and administrative expenses	$6,374	$4,330	$5,303

GAAP General and administrative expenses per BOE	$2.97	$1.97	$3.18
Adjusted cash general and administrative expenses per BOE	$2.62	$1.61	$2.39

Exhibit 99.1
Definition and Explanation of Free Cash Flow
Free Cash Flow is a non-GAAP financial measure that management believes illustrates our ability to generate cash flows from our business that are available to be returned to our providers of financing capital represented primarily by our debt holders as we do not currently have a dividend or share repurchase program. We present Free Cash Flow as the excess (deficiency) of Discretionary cash flow over Capital additions, net. Discretionary cash flow is defined as Adjusted EBITDAX (as defined and reconciled above) less interest expense and debt issue costs and adjustments for income taxes (paid) refunded and changes for working capital. Capital additions represent our committed capital expenditure and acquisition transactions, net of any proceeds from the sales or disposition of assets. Free Cash Flow is also defined as net cash provided by operating activities less net cash used in investing activities and debt issuance costs paid. We believe Free Cash Flow is commonly used by investors and professional research analysts for the valuation, comparison, rating, investment recommendations of companies in many industries. Free Cash Flow should be considered as a supplement to net income as a measure of performance and net cash provided by operating activities as a measure of our liquidity.

	Three Months Ended	Twelve Months Ended
	March 31, 2020	March 31, 2020
	(in thousands)
Adjusted EBITDAX, as reported	$78,560	$346,712
Interest expense, as reported, less non-cash interest	(8,045)	(34,927)
Income taxes refunded	—	2,471
Debt issue costs paid	—	(2,616)
Working capital and other, net	19,163	3,599
Discretionary cash flows	89,678	315,239

Capital expenditures, as reported	(79,220)	(333,783)
Acquisitions	—	(6,516)
Proceeds from asset sales	75	272
Sales and use tax refunds applied to capital additions	—	1,064
Capital additions, net	(79,145)	(338,963)
Non-GAAP Free cash flow	$10,533	$(23,724)

GAAP Net cash provided by operating activities	$72,473	$323,408
GAAP Net cash used in investing activities	(61,940)	(344,516)
Debt issuance costs paid	—	(2,616)
Non-GAAP Free cash flow	$10,533	$(23,724)

Net debt at beginning of period	$554,602	$520,345
Less: Net debt at end of period	(544,069)	(544,069)
Non-GAAP Free cash flow	$10,533	$(23,724)

Exhibit 99.1
Net Debt
Net debt, excluding unamortized discount and debt issuance costs is a non-GAAP financial measure that is defined as total principal amount of long-term debt less cash and cash equivalents. The most comparable financial measure to net debt, excluding unamortized discount and debt issuance costs under GAAP is principal amount of long-term debt. Net debt is used by management as a measure of our financial leverage. Net debt, excluding unamortized discount and debt issuance costs should not be used by investors or others as the sole basis in formulating investment decisions as it does not represent the Company’s actual indebtedness.

	March 31, 2020	December 31, 2019	March 31, 2019
	(in thousands)
Credit Facility	$399,400	$362,400	$325,000
Second lien term loan, excluding unamortized discount and issue costs	200,000	200,000	200,000
Cash and cash equivalents	(55,331)	(7,798)	(4,655)
Net Debt	$544,069	$554,602	$520,345

Contact
Clay Jeansonne
Investor Relations
Ph: (713) 722-6540
E-Mail: invest@pennvirginia.com